                                                                      EXHIBIT 11

                     MICRO WAREHOUSE, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                            March 31,    March 31,
                                                             1999         1998
                                                            -------      -------
Net income                                                  $12,286      $ 9,762
                                                            =======      =======

Shares
Weighted average common shares outstanding - Basic           35,547       34,600
Common equivalent shares                                      1,056           62
                                                            -------      -------

Weighted average common shares and common
    equivalent shares outstanding - Diluted                  36,603       34,662
                                                            =======      =======

Net income per share - Basic                                $  0.35      $  0.28
                                                            =======      =======

Net income per share - Diluted                              $  0.34      $  0.28
                                                            =======      =======